EXHIBIT INDEX



Exhibit
Number        Description
-------       ------------

   99         BankAmerica Corporation press release dated
              December 19, 1996 titled "BA Merchant Services,
              Inc. Announces Public Offering of 14 Million Shares of Class A Common Stock; BankAmerica Corporation Expects $145 Million Fourth-Quarter After-Tax Gain."



















4127192

                                                                 Exhibit 99
[BANKAMERICA CORPORATION LOGO APPEARS HERE]
                                                                 NEWS

                                                                 For Release:


Contact:   John Keane (415)622-2773
           Peter Magnani (415) 953-2418



             BA MERCHANT SERVICES, INC. ANNOUNCES PUBLIC OFFERING
                OF 14 MILLION SHARES OF CLASS A COMMON STOCK;
                 BANKAMERICA CORPORATION EXPECTS $145 MILLION
                          FOURTH-QUARTER AFTER-TAX GAIN

      SAN FRANCISCO, December 19, 1996 -- BA Merchant Services, Inc., a subsidiary of BankAmerica Corporation, today announced the public offering of 14,000,000 shares of Class A Common Stock, par value $.01 per share, at $15.50 per share through an underwritten public offering. The stock will trade on the New York Stock Exchange under the trading symbol "BPI."
     11,200,000  of the  shares  are being  offered  in the  United  States and 2,800,000 shares are being offered in a concurrent international offering outside the United States. The offering in the United States is co-managed by Goldman, Sachs & Co., Montgomery Securities and Salomon Brothers Inc. The international offering is co-managed by Goldman Sachs International, Montgomery Securities and Salomon Brothers International
Limited. BA Merchant Services, Inc. has granted the U.S. underwriters an option to purchase up to an additional 1,680,000 shares to cover over-allotments, if any. An over-allotment option with respect to an additional 420,000 shares has also been granted to the international underwriters.
      BA Merchant Services, Inc. provides an array of payment processing and related information products and services to merchants who accept credit, charge and debit cards as payment for goods and services throughout the United States. BankAmerica Corporation, indirectly through certain of its subsidiaries, owns 100 percent of the Class B Common Stock of BA Merchant Services, which represents approximately 68 percent of BA Merchant Services' outstanding common
stock,  or  approximately   65  percent  if  the  underwriters   exercise  their
over-allotment options in full.
      Upon  completion  of  the  public  offering,   assuming  exercise  of  the
over-allotment options, BankAmerica Corporation said it expects to recognize an after-tax gain of approximately $145 million in the fourth quarter of 1996.

                                     ###

The securities sold in the offering will be offered only by means of a prospectus, a copy of which can be obtained from the offices of Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004; Montgomery Securities, 600 Montgomery Street, San Francisco, CA 94111; or Salomon Brothers Inc, Seven World Trade Center, New York, NY 10048.